Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of March 31, 2010

Wessex House, 4th Floor
45 Reid Street
Hamilton HM 12 Bermuda 441-278-9250 441-278-9255 fax
      PRESS RELEASE

NASDAQ Symbol ACGL	CONTACT:
For Immediate Release	John C.R. Hele
Executive Vice President and
Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2010 FIRST QUARTER RESULTS

HAMILTON, BERMUDA, April 26, 2010 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2010 first quarter was $210.5 million, or $3.79 per share, compared to $139.9 million, or $2.24 per share, for the 2009 first quarter. The Company also reported after-tax operating income available to common shareholders of $98.7 million, or $1.78 per share, for the 2010 first quarter, compared to $169.0 million, or $2.70 per share, for the 2009 first quarter. All earnings per share amounts discussed in this release are on a diluted basis.

The Company’s book value per common share was $76.91 at March 31, 2010, a 5.3% increase from $73.01 per share at December 31, 2009. The growth in book value per common share was generated by operating income and investment returns. The Company’s after-tax operating income available to common shareholders represented a 9.8% annualized return on average common equity for the 2010 first quarter, compared to 21.1% for the 2009 first quarter. After-tax operating income available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. See page 7 for a further discussion of after-tax operating income available to common shareholders and Regulation G.

The following table summarizes the Company’s underwriting results:

	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2010	2009
Gross premiums written	$953,687	$1,024,971
Net premiums written	767,754	822,863
Net premiums earned	669,917	700,564
Underwriting income	23,918	93,389

Combined ratio	96.4%	86.7%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	Three Months Ended
	March 31,
(U.S. dollars in thousands, except share data)	2010	2009
After-tax operating income available to common shareholders	$98,731	$169,001
Net realized gains (losses), net of tax	45,503	(9,111)
Net impairment losses recognized in earnings, net of tax	(1,606)	(36,134)
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	29,050	(9,581)
Net foreign exchange gains, net of tax	38,855	25,694
Net income available to common shareholders	$210,533	$139,869

Diluted per common share results:
After-tax operating income available to common shareholders	$1.78	$2.70
Net realized gains (losses), net of tax	0.82	(0.14)
Net impairment losses recognized in earnings, net of tax	(0.03)	(0.58)
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	0.52	(0.15)
Net foreign exchange gains, net of tax	0.70	0.41
Net income available to common shareholders	$3.79	$2.24

Weighted average common shares and common share equivalents outstanding — diluted	55,513,827	62,559,969

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. For the 2010 first quarter, the combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 63.9% and an underwriting expense ratio of 32.5%, compared to a loss ratio of 57.2% and an underwriting expense ratio of 29.5% for the 2009 first quarter. The loss ratio of 63.9% for the 2010 first quarter was comprised of 50.3 points of paid losses, 1.7 points related to reserves for reported losses and 11.9 points related to incurred but not reported reserves. The 2010 first quarter loss ratio included approximately 8.7 points related to current accident year catastrophic events, primarily related to the Chilean earthquake, European Windstorm Xynthia and the Australian hailstorms and floods.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that relatively limited historical information has been reported to the Company through March 31, 2010. As actual loss information is reported to the Company and it develops its own loss experience, the Company will give more emphasis to other actuarial techniques. For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

The Company’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA+”, no direct holdings of collateralized debt obligations (CDOs), collateralized loan obligations (CLOs) or credit default swaps (CDSs). The Company’s portfolio does not include a material amount of common stock or preferred stock of any publicly-traded issuers or investments in hedge funds or private equity funds. The average credit quality rating of the portfolio remained at “AA+” at March 31, 2010 and the average effective duration was 2.77 years at March 31, 2010, compared to 2.87 years at December 31, 2009.

Including the effects of foreign exchange, total return on the Company’s investment portfolio was approximately 1.58% for the 2010 first quarter, compared to 1.09% for the 2009 first quarter. Excluding foreign exchange, total return was 1.98% for the 2010 first quarter, compared to 1.23% for the 2009 first quarter.

Net investment income for the 2010 first quarter was $93.0 million, or $1.67 per share, compared to $93.6 million, or $1.56 per share, for the 2009 fourth quarter and $95.9 million, or $1.53 per share, for the 2009 first quarter. The comparability of net investment income between the 2010 and 2009 periods was influenced by the Company’s share repurchase program described below. The pre-tax investment income yield was 3.41% for the 2010 first quarter, compared to 3.45% for the 2009 fourth quarter and 3.82% for the 2009 first quarter, reflecting the lower prevailing interest rates available in the market.

Investment funds accounted for using the equity method, which are primarily related to the Company’s investments in bank loan funds, totaled $405.6 million at March 31, 2010, compared to $391.9 million at December 31, 2009. The Company recorded $29.1 million of net income related to investment funds accounted for using the equity method for the 2010 first quarter, compared to net losses of $9.6 million for the 2009 first quarter.

Consolidated cash flow provided by operating activities for the 2010 first quarter was $184.6 million, compared to $294.8 million for the 2009 first quarter. Comparability between the two periods was affected by an unearned premium portfolio transfer which lowered the 2010 first quarter cash flow by $15 million but increased 2009 first quarter cash flow by $25 million. The remaining decline in cash flow in the 2010 first quarter reflected a lower level of premium collections and an increase in paid losses as the Company’s insurance and reinsurance loss reserves continue to mature.

For the 2010 first quarter, the Company’s effective tax rates on income before income taxes and pre-tax operating income were 3.0% and 4.3%, respectively, compared to 6.1% and 3.3%, respectively, for the 2009 first quarter. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company currently expects that its annual effective tax rate on pre-tax operating income available to common shareholders for the year ended December 31, 2010 will be in the range of 3.0% to 5.0%. In addition, the Company’s Bermuda-based reinsurer incurs federal excise taxes for premiums assumed on U.S. risks. The Company incurred $3.0 million of federal excise taxes in the 2010 first quarter, compared to $3.3 million in the 2009 first quarter. Such amounts are reflected as acquisition expenses in the Company’s consolidated statements of income.

Net foreign exchange gains for the 2010 first quarter of $38.6 million consisted of net unrealized gains of $37.9 million and net realized gains of $0.7 million, compared to net foreign exchange gains for the 2009 first quarter of $25.2 million which consisted of net unrealized gains of $25.9 million and net realized losses of $0.7 million. The 2010 first quarter net foreign exchange gains primarily resulted from the strengthening of the U.S. Dollar against the Euro and British Pound during the period. Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Historically, the Company has held investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. However, changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. As a result of the current financial and economic environment as well as the potential for additional investment returns, the Company may not match a portion of its projected liabilities in foreign currencies with investments in the same currencies, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility in the Company’s shareholders’ equity.

In November 2009, the board of directors of ACGL authorized the Company to invest up to an additional $1.0 billion in ACGL’s common shares through the share repurchase program. Repurchases under the program may be effected from time to time in open market or privately negotiated transactions through December 2011. During the 2010 first quarter, the Company repurchased 2.5 million common shares for an aggregate purchase price of $181.3 million. Since the inception of the share repurchase program through March 31, 2010, ACGL has repurchased 24.5 million common shares for an aggregate purchase price of $1.69 billion. At March 31, 2010, $810.1 million of repurchases were available under the share repurchase program.

At March 31, 2010, the Company’s capital of $4.78 billion consisted of $300.0 million of senior notes, representing 6.3% of the total, $100.0 million of revolving credit agreement borrowings due in August 2011, representing 2.1% of the total, $325.0 million of preferred shares, representing 6.8% of the total, and common shareholders’ equity of $4.05 billion, representing the balance. At December 31, 2009, the Company’s capital of $4.72 billion consisted of $300.0 million of senior notes, representing 6.4% of the total, $100.0 million of revolving credit agreement borrowings due in August 2011, representing 2.1% of the total, $325.0 million of preferred shares, representing 6.9% of the total, and common shareholders’ equity of $4.0 billion, representing the balance.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Tuesday, April 27, 2010. A live webcast of this call will be available via the Investor Relations — Events & Presentations section of the Company’s website at http://www.archcapgroup.bm. A telephone replay of the conference call also will be available beginning on April 27 at 2:00 p.m. Eastern Time until May 4, 2010 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 52643811), and international callers should dial 617-801-6888 (passcode 52643811).

Please refer to the Company’s Financial Supplement dated March 31, 2010, which is posted on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly, including the Investor Relations — Events & Presentations section of the Company’s website at http://www.archcapgroup.bm/presentations.aspx for additional information regarding the Company.

Arch Capital Group Ltd., a Bermuda-based company with approximately $4.78 billion in capital at March 31, 2010, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PLSRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PLSRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                        the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                        acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•                        the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•                        general economic and market conditions (including inflation, interest rates, foreign currency exchange rates and prevailing credit terms) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•                        competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                        developments in the world’s financial and capital markets and the Company’s access to such markets;

•                        the Company’s ability to successfully integrate, establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data;

•                        the loss of key personnel;

•                        the integration of businesses the Company has acquired or may acquire into its existing operations;

•                        accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through March 31, 2010;

•                        greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•                        severity and/or frequency of losses;

•                        claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•                        acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                        losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                        availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                        the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•                        the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                        the Company’s investment performance, including legislative or regulatory developments that may adversely affect the market value of the Company’s investments;

•                        material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•                        changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•                        changes in the political environment of certain countries in which the Company operates or underwrites business;

•                        statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•                        the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses included in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

Book Value Per Common Share

	March 31,	December 31,
(U.S. dollars in thousands, except share data)	2010	2009
Calculation of book value per common share:
Total shareholders’ equity	$4,378,757	$4,323,349
Less preferred shareholders’ equity	(325,000)	(325,000)
Common shareholders’ equity	$4,053,757	$3,998,349
Common shares outstanding (1)	52,709,934	54,761,678
Book value per common share	$76.91	$73.01

(1)        Excludes the effects of 4,595,975 and 5,016,104 stock options and 258,213 and 261,012 restricted stock units outstanding at March 31, 2010 and December 31, 2009, respectively.

Share Repurchase Activity

	Three Months Ended		Cumulative
	March 31,		March 31,
(U.S. dollars in thousands, except share data)	2010	2009	2010
Effect of share repurchases:
Aggregate cost of shares repurchased	$181,272	$1,552	$1,689,869
Shares repurchased	2,529,913	33,305	24,501,025
Average price per share repurchased	$71.65	$46.60	$68.97
Estimated net accretive impact on ending book value per common share (1)	$0.25	$0.01	$2.52
Estimated net accretive impact on diluted earnings per share (2)	$0.36	$0.40

(1)          As the average price per share repurchased during the 2010 and 2009 periods and cumulative through March 31, 2010 was lower than the ending book value per common share, the repurchase of shares increased ending book value per common share.

(2)          The estimated impact on diluted earnings per share was calculated comparing reported results versus (i) net income (loss) per share plus an estimate of lost net investment income on the cumulative share repurchases divided by (ii) weighted average diluted shares outstanding excluding the weighted average impact of cumulative share repurchases. The impact of cumulative share repurchases was accretive to diluted earnings per share in the periods presented.

Investment Information

	Three Months Ended
	March 31,
(U.S. dollars in thousands, except share data)	2010	2009
Components of net investment income:
Fixed maturities and short-term investments	$97,891	$98,198
Securities lending transactions	67	1,018
Other	418	547
Gross investment income	98,376	99,763
Investment expense	(5,404)	(3,881)
Net investment income	$92,972	$95,882

Per share	$1.67	$1.53

Investment income yield (at amortized cost):
Pre-tax	3.41%	3.82%
After-tax	3.30%	3.70%

Cash flow from operations	$184,623	$294,803

	March 31,	December 31,
(U.S. dollars in thousands)	2010	2009
Investable assets:
Fixed maturities available for sale, at market value	$9,295,680	$9,391,926
Fixed maturities pledged under securities lending agreements, at market value (1)	181,871	208,826
Total fixed maturities	9,477,551	9,600,752
Short-term investments available for sale, at market value	669,798	571,490
Short-term investments pledged under securities lending agreements, at market value (1)	2,350	3,993
Cash	338,708	334,571
TALF investments, at market value (2)	406,997	250,265
Other investments
Fixed income mutual funds	70,204	63,146
Privately held securities and other	193,404	109,027
Investment funds accounted for using the equity method (3)	405,584	391,869
Securities transactions entered into but not settled at the balance sheet date	(2,444)	50,790
Total investable assets (1)	$11,562,152	$11,375,903

Fixed income portfolio (1):
Average effective duration (in years)	2.77	2.87
Average credit quality	AA+	AA+
Imbedded book yield (before investment expenses)	3.57%	3.64%

(1)          This table excludes the collateral received and reinvested in fixed maturities, short term investments and securities purchased under agreements to resell, and includes the fixed maturities and short-term investments pledged under securities lending agreements, at market value.

(2)          The Federal Reserve’s Term Asset-Backed Securities Loan Facility (“TALF”) provides secured financing for certain asset-backed securities and legacy commercial mortgage-backed securities. TALF financing is non-recourse to the Company, is collateralized by the purchased securities and provides financing for the purchase price of the securities, less a ‘haircut’ that varies based on the type of collateral. The Company can deliver the collateralized securities to the Federal Reserve in full defeasance of the loan.

(3)          Changes in the carrying value of investments accounted for using the equity method are recorded as ‘Equity in net income (loss) of investment funds accounted for using the equity method’ rather than as an unrealized gain or loss component of accumulated other comprehensive income in shareholders’ equity.

Selected Information on Losses and Loss Adjustment Expenses

	Three Months Ended March 31,
(U.S. dollars in thousands)	2010	2009
Components of losses and loss adjustment expenses incurred
Paid losses and loss adjustment expenses	$336,662	$318,541
Increase in unpaid losses and loss adjustment expenses	91,389	82,001
Total losses and loss adjustment expenses	$428,051	$400,542

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$6,406	$(8,178)
Reinsurance	(36,097)	(39,693)
Total	$(29,691)	$(47,871)

Impact on losses and loss adjustment expenses:
Insurance	$3,830	$(9,126)
Reinsurance	(36,504)	(42,016)
Total	$(32,674)	$(51,142)

Impact on acquisition expenses:
Insurance	$2,576	$948
Reinsurance	407	2,323
Total	$2,983	$3,271

Impact on combined ratio:
Insurance	1.5%	(2.0)%
Reinsurance	(15.0)%	(13.3)%
Total	(4.4)%	(6.8)%

Impact on loss ratio:
Insurance	0.9%	(2.3)%
Reinsurance	(15.2)%	(14.0)%
Total	(4.9)%	(7.3)%

Impact on acquisition expense ratio:
Insurance	0.6%	0.3%
Reinsurance	0.2%	0.7%
Total	0.5%	0.5%

Estimated net losses incurred from current accident year catastrophic events (1)
Insurance	$23,962	$—
Reinsurance	34,133	8,012
Total	$58,095	$8,012

Impact on loss ratio:
Insurance	5.6%	0.0%
Reinsurance	14.2%	2.7%
Total	8.7%	1.1%

(1)          Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda and Europe operations and (ii) all catastrophe losses incurred by its U.S. operations.

Segment Information

For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated March 31, 2010 on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx.

Discussion of 2010 First Quarter Performance

Insurance Segment

	Three Months Ended March 31,
(U.S. dollars in thousands)	2010	2009
Gross premiums written	$633,576	$638,409
Net premiums written	452,924	441,586
Net premiums earned	429,477	401,097
Underwriting income (loss)	(29,932)	11,421

Loss ratio	72.6%	67.3%
Acquisition expense ratio	15.5%	14.1%
Other operating expense ratio	18.8%	15.7%
Combined ratio	106.9%	97.1%

Catastrophic activity and prior year development:
Current accident year catastrophic events	5.6%	0.0%
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	1.5%	(2.0)%
Combined ratio excluding such items	99.8%	99.1%

Gross premiums written by the insurance segment in the 2010 first quarter were 0.8% lower than in the 2009 first quarter as reductions in commercial aviation and casualty lines of business were partially offset by increases in executive assurance and professional liability business. The reduction in commercial aviation business primarily resulted from a strategic decision to reduce exposure while the lower level of casualty business was due to underwriting actions relating to the current market environment. Growth in executive assurance and professional liability business primarily resulted from contributions from business written by the insurance segment’s European operations.

Net premiums written increased 2.6%, reflecting changes in the mix of business, reinstatement premiums and the impact of changes in reinsurance structure. Net premiums earned by the insurance segment in the 2010 first quarter were 7.1% higher than in the 2009 first quarter, and reflect changes in net premiums written over the previous five quarters.

The 2010 first quarter loss ratio included 5.6 points for significant current year catastrophic event activity, primarily from the Chilean earthquake in February 2010, while the 2009 first quarter did not include any significant catastrophic activity. Estimated net adverse development, before related adjustments, increased the loss ratio by 0.9 points in the 2010 first quarter, compared to 2.3 points of estimated net favorable development in the 2009 first quarter. The 2010 first quarter reflected adverse development in a small number of high severity casualty claims from the 2003 and 2004 accident years, partially offset by favorable development in short-tail lines which primarily reflected better than expected claims emergence from the 2007 and 2008 accident years. In addition, the 2010 first quarter loss ratio benefitted from a higher contribution of property net premiums earned to the mix of business than in the 2009 first quarter.

The underwriting expense ratio was 34.3% in the 2010 first quarter, compared to 29.8% in the 2009 first quarter. The acquisition expense ratio reflects changes in the form of reinsurance ceded and mix of business compared to the 2009 first quarter. The other operating expense ratio for the 2010 first quarter included 1.4 points of costs incurred which are not currently expected to impact the insurance segment’s operating expense ratio for the balance of 2010 while the 2009 first quarter ratio benefitted from 1.6 points of reductions in compensation costs which were non-recurring.

Reinsurance Segment

	Three Months Ended March 31,
(U.S. dollars in thousands)	2010	2009
Gross premiums written	$323,477	$390,129
Net premiums written	314,830	381,277
Net premiums earned	240,440	299,467
Underwriting income	53,850	81,968

Loss ratio	48.3%	43.6%
Acquisition expense ratio	20.9%	23.0%
Other operating expense ratio	8.5%	6.1%
Combined ratio	77.7%	72.7%

Catastrophic activity and prior year development:
Current accident year catastrophic events	14.2%	2.7%
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(15.0)%	(13.3)%
Combined ratio excluding such items	78.5%	83.3%

Gross premiums written by the reinsurance segment in the 2010 first quarter were 17.1% lower than in the 2009 first quarter, primarily due to share decreases and non-renewals in property other than property catastrophe business and casualty business, partially offset by growth in the reinsurance segment’s other specialty lines. Net premiums written by the reinsurance segment in the 2010 first quarter were 17.4% lower than in the 2009 first quarter, primarily due to the items noted above. Net premiums earned in the 2010 first quarter were 19.7% lower than in the 2009 first quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The 2010 first quarter loss ratio included 14.2 points related to current year catastrophic activity, compared to 2.7 points in the 2009 first quarter. Specific 2010 first quarter catastrophic events included the Chilean earthquake, European Windstorm Xynthia and the Australian hailstorms and floods. Estimated net favorable development, before related adjustments, reduced the loss ratio by 15.2 points in the 2010 first quarter, compared to 14.0 points in the 2009 first quarter. The estimated net favorable development in the 2010 first quarter primarily resulted from better than expected claims emergence in property and other short-tail lines, primarily from the 2007 to 2009 underwriting years. The reinsurance segment’s 2010 first quarter loss ratio also reflected an increase of the underwriting profit in its property facultative operations while the 2009 first quarter loss ratio included 1.2 points of losses related to trade credit business.

The underwriting expense ratio was 29.4% in the 2010 first quarter, compared to 29.1% in the 2009 first quarter. The acquisition expense ratio for the 2010 first quarter was 20.9%, compared to 23.0% for the 2009 first quarter. The comparison of the 2010 first quarter and 2009 first quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commission income. The increase in the other operating expense ratio primarily resulted from the lower level of net premiums earned in the 2010 first quarter.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except share data)

	(Unaudited)
	Three Months Ended
	March 31,
	2010	2009
Revenues
Net premiums written	$767,754	$822,863
Increase in unearned premiums	(97,837)	(122,299)
Net premiums earned	669,917	700,564
Net investment income	92,972	95,882
Net realized gains (losses)	47,782	(5,164)

Other-than-temporary impairment losses	(2,336)	(97,422)
Less investment impairments recognized in other comprehensive income, before taxes	730	61,288
Net impairment losses recognized in earnings	(1,606)	(36,134)

Fee income	794	925
Equity in net income (loss) of investment funds accounted for using the equity method	29,050	(9,581)
Other income	5,978	3,951
Total revenues	844,887	750,443

Expenses
Losses and loss adjustment expenses	428,051	400,542
Acquisition expenses	117,624	126,458
Other operating expenses	106,806	87,116
Interest expense	7,260	5,712
Net foreign exchange gains	(38,601)	(25,205)
Total expenses	621,140	594,623

Income before income taxes	223,747	155,820

Income tax expense	6,753	9,490

Net Income	216,994	146,330

Preferred dividends	6,461	6,461

Net income available to common shareholders	$210,533	$139,869

Net income per common share
Basic	$3.97	$2.32
Diluted	$3.79	$2.24

Weighted average common shares and common share equivalents outstanding
Basic	53,039,026	60,313,550
Diluted	55,513,827	62,559,969

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	(Unaudited)
	March 31,	December 31,
	2010	2009
Assets
Investments:
Fixed maturities available for sale, at market value (amortized cost: 2010, $9,129,065; 2009, $9,227,432)	$9,295,680	$9,391,926
Short-term investments available for sale, at market value (amortized cost: 2010, $671,902; 2009, $570,469)	669,798	571,489
Investment of funds received under securities lending agreements, at market value (amortized cost: 2010, $182,338; 2009, $96,590)	177,954	91,160
TALF investments, at market value (amortized cost: 2010, $400,347; 2009, $247,192)	406,997	250,265
Other investments (cost: 2010, $251,917; 2009, $162,505)	263,608	172,172
Investment funds accounted for using the equity method	405,584	391,869
Total investments	11,219,621	10,868,881

Cash	338,708	334,571
Accrued investment income	74,214	70,673
Investment in joint venture (cost: $100,000)	102,946	102,855
Fixed maturities and short-term investments pledged under securities lending agreements, at market value	184,221	212,820
Securities purchased under agreements to resell using funds received under securities lending agreements	—	115,839
Premiums receivable	699,385	595,030
Unpaid losses and loss adjustment expenses recoverable	1,643,573	1,659,500
Paid losses and loss adjustment expenses recoverable	67,734	60,770
Prepaid reinsurance premiums	250,841	277,985
Deferred acquisition costs, net	298,371	280,372
Receivable for securities sold	1,427,085	187,171
Other assets	628,407	609,323
Total Assets	$16,935,106	$15,375,790

Liabilities
Reserve for losses and loss adjustment expenses	$7,898,162	$7,873,412
Unearned premiums	1,495,265	1,433,331
Reinsurance balances payable	114,254	156,500
Senior notes	300,000	300,000
Revolving credit agreement borrowings	100,000	100,000
TALF borrowings, at market value (par: 2010, $346,950; 2009, $218,740)	346,746	217,565
Securities lending payable	189,024	219,116
Payable for securities purchased	1,429,529	136,381
Other liabilities	683,369	616,136
Total Liabilities	12,556,349	11,052,441

Commitments and Contingencies

Shareholders’ Equity
Non-cumulative preferred shares ($0.01 par, issued and outstanding: 13,000,000)	130	130
Common shares ($0.01 par, issued and outstanding: 2010, 52,709,934; 2009, 54,761,678)	527	548
Additional paid-in capital	420,796	578,336
Retained earnings	3,816,342	3,605,809
Accumulated other comprehensive income, net of deferred income tax	140,962	138,526
Total Shareholders’ Equity	4,378,757	4,323,349
Total Liabilities and Shareholders’ Equity	$16,935,106	$15,375,790